Exhibit 5

FIRST AMENDMENT TO CONTRIBUTION AGREEMENT

THIS FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”), is made and entered into effective as of January 24, 2025 by and between CWS BET SEATTLE L.P., a California limited partnership (“Seller”), and MDR BOWLING GREEN, LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller and Buyer, as successor in interest to Medalist Diversified Holdings, LP, a Delaware limited partnership, pursuant to that certain Assignment and Assumption of Contribution Agreement dated as of January 22, 2025, entered into that certain Contribution Agreement dated December 14, 2024 (the “Agreement”), for the acquisition and conveyance of that certain real property known as 2545 Scottsville Road, Bowling Green, KY 42104 (the “Property”), as more particularly described therein; and

WHEREAS, Seller and Buyer desire to amend the Agreement as more particularly set forth herein.

NOW, THEREFORE, for and in consideration of the sum of ten dollars ($10.00), plus other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Capitalized Terms; Ratification. Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Agreement. As used herein, “Agreement” shall mean the Agreement as amended by this Amendment.

2. Total Consideration. Exhibit “C” of the Agreement is hereby deleted in its entirely and the following shall be substituted in lieu thereof:

SEE EXHIBIT C ATTACHED HERETO

3. Ratification. Seller and Buyer acknowledge and agree that (i) the Agreement is in full force and effect, (ii) as of the date of this Amendment, to the knowledge of the parties, neither party is in default of its obligations under the Agreement, (iii) except as modified hereby, all of the terms, covenants and conditions of the Agreement are hereby confirmed and ratified and shall continue in full force and effect, (iv) to the extent there is a conflict between the Amendment and the Agreement, this Amendment shall govern, and (v) the Agreement as amended by this Amendment contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings.

4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this First Amendment to Contribution Agreement to be executed and effective as of the day and year first above written, even if actually executed on a different date as a matter of convenience only.

SELLER:

CWS BET SEATTLE L.P., a California limited partnership

By:	FORT ASHFORD FUNDS, LLC, a California limited liability company
Its:	General Partner

By:
Name:	Frank Kavanaugh
Its:	Manager

BUYER:

MDR BOWLING GREEN, LLC, a Delaware limited liability company

By:	MEDALIST DIVERSIFIED HOLDINGS, LP, a Delaware limited partnership
Its:	Sole Member

	By:	MEDALIST DIVERSIFIED REIT, INC., a Maryland corporation
	Its:	General Partner

By:
	Name:	Brent Winn
	Its:	Chief Financial Officer

EXHIBIT C

TOTAL CONSIDERATION

Total Consideration pursuant to Section 1.7 of the Agreement shall be $2,620,000, consisting of:

209,600 Common Units ($12.50 per Common Unit)

The calculation of the total consideration deliverable at closing pursuant to this Exhibit C shall be performed in good faith by the Operating Partnership and in accordance with the Contribution Agreement. Notwithstanding anything to the contrary in the Agreement, the Contributor agrees that the calculation of the Total Consideration deliverable at Closing shall be final and binding upon the Contributor, absent manifest error. The Contributor shall notify the Operating Partnership in writing of any alleged manifest error within 48 hours of receipt of the Operating Partnership’s calculation of the Total Consideration deliverable at Closing. The Contributor hereby irrevocably waives any and all claims relating to the calculation of the Total Consideration deliverable at Closing, other than as specified in such notice setting forth the alleged manifest error.